Exhibit 8

Changes in subsidiaries of Océ N.V. since the listing thereof in Océ Form 20-F for its fiscal year ended November 30, 2005

Name of Subsidiary	Jurisdiction of Incorporation or Organization	Notes
CaseData Inc.	United States	Acquired November 9, 2006 and merged into Océ Business Services, Inc. December 2006.

X Engineering Systems XES Oy	Finland	Activities acquired and incorporated in Océ Finland Oy October 2, 2006